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Exhibit 10.25

"CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION."

LICENSE AGREEMENT

        THIS LICENSE AGREEMENT ("Agreement") is made on March 20, 2001 ("Effective Date"), by and between PDS FINANCIAL CORPORATION, a Minnesota corporation and its affiliates and subsidiaries dba PDS GAMING, and their successors and assigns ("PDS") whose address is 6171 McLeod Drive, Las Vegas, NV 89120-4048, and ACTION GAMING, INC., a Nevada corporation ("Action Gaming"), whose address is 2116 Redbird Drive, Las Vegas, NV 89134.

RECITALS

        WHEREAS, PDS, among other things, is engaged in the business of manufacturing, distributing, selling, leasing and financing gaming equipment, gaming devices, and associated gaming equipment;

        WHEREAS, Action Gaming is engaged in the development, origination, and conceptualization of gaming ideas, games, methods and concepts;

        WHEREAS, Action Gaming desires to license certain intellectual property to PDS, and PDS desires to license from Action Gaming, certain intellectual property for use with PDS's gaming systems and platforms under the terms and conditions set forth herein.

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and conditions set forth herein and other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged by the parties, it is agreed as follows:

        1.    Recitals Incorporation.    The recitals set forth above are hereby incorporated into this Agreement as material parts thereof and not simply as mere recitals.

        2.    Definitions.    As used in this Agreement, the following definitions apply:

        a. "DCS" shall mean PDS's patented Digital Card System®, which is a gaming platform that directs to apparatuses certain methods for playing live participant table card games using automated electronic table card game systems with electronic card displays for multiple participants.

        b. "PDS Patents" apply specifically and solely within this Agreement to United States patent applications #09/041,373, #09/159,813, #09/301,267, and #09/215,391, including any patents granted based on these applications.

        c. "Action Gaming Patents" apply specifically and solely within this Agreement to the 21 Stud United States Patent #5732950 and the Double Pay Blackjack United States Patent #5954335.

        d. "DCS Licensed Game" shall mean a DCS table game utilizing a Licensed Casino Game as defined herein.

        e. "Licensed Casino Games" shall mean only those casino games owned and patented by Action Gaming as set out in "2(c)" and more particularly identified as "21 Stud" and "Double Play Blackjack", and any revisions and enhancements to the such games made by Action Gaming during the term of this Agreement.

        f. "Licensed Documentation" shall mean all documentation, for the Licensed Casino Games, and all basic descriptive, training and instruction material pertinent to the Licensed Casino Games such as flow charts, instruction manuals, logic diagrams, calculations, updates, revisions and enhancements to the documentation made by or for Action Gaming during the term of this Agreement.

        g. "End User" shall mean the owner or operator of a casino who enters into an agreement to use the Licensed Games.

        3.    Grant of Territory; Exclusive License for Licensed Games in Territory.    Within the Territory, Action Gaming hereby grants to PDS the sole and exclusive license (with right of sublicense to End Users or other distributors only for use in a casino or gaming establishments) to manufacture, market, sell, promote and/or distribute to End Users (subject to applicable gaming laws) the Licensed Casino Games on DCS. The "Territory" shall be World Wide. PDS hereby accepts the above grant of exclusive license for the Territory. These rights apply only to DCS applications, and Action Gaming retains rights to its games for Internet gaming applications, as well as application to video slot machine development, though in the latter instance, PDS shall have first right of refusal to enter into negotiations to develop such machine.

        4.    Existing Agreements.    PDS acknowledges that it has a license for U.S. rights only for the Digital Card System® from DigiDeal Corporation ("DigiDeal"), and that this licensing agreement with Action Gaming may be legally entered into under the current arrangement between DigiDeal and PDS. Action Gaming's only contractual relationship is with PDS and not DigiDeal, or any other third party in the use of the rights granted to PDS by the patents within this Agreement.

        5.    Right of First Refusal.    Action Gaming shall have the right of first refusal to buy PDS's right, title and interest in and to DCS and acquire the operating position thereof, if such a sale is ever contemplated by PDS. Action Gaming, as part of this transaction, may immediately assign such a purchase to a third party, which has the appropriate regulatory licensing to complete such a transaction. This "right of first refusal' does not apply in the event of the acquisition of control of PDS by a third party, or a merger/acquisition in which PDS may not be the surviving entity.

        6.    Term.    The Term of this Agreement shall be Ten (10) years from the Effective Date. Unless one party gives written notice to the other that this Agreement shall be allowed to expire and the relationship thereby terminated at least sixty (60) days prior to the expiration of the present or any renewal term of this Agreement, this Agreement shall renew automatically and indefinitely for terms of one (1) year each. This Agreement may also be terminated by the Action Gaming, if PDS has sold/leased or placed in casinos less than a total of 15 games of either Licensed Casino Game within a 12 month period from the formal licensing for sale of any Licensed Casino Game by any gaming regulatory agency, whichever occurs later. This Agreement may also be terminated by Action Gaming if 30 Licensed Casino Games cumulative are not revenue producing after the second anniversary of the Effective Date of the Agreement.

"CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION."

        7.    Certain Obligations of the Parties.

        a. PDS shall: (i) develop, engineer and build prototypes of the DCS Licensed Games; (ii) submit the prototype of the DCS Licensed Games to Action Gaming for its review and approval; (iii) submit the DCS Licensed Games as approved by Action Gaming to appropriate regulatory authorities and agencies for approval to lease and/or operate; (iv) modify and/or re-engineer the hardware and/or software of the DCS Licensed Games as required by regulatory authorities and/or independent testing laboratories; and (v) market and advertise the DCS Licensed Games. The costs incurred by PDS in performing these obligations are referred to herein as the "Development Costs". After approval of the DCS Licensed Games by appropriate regulatory authorities and agencies, PDS shall use its best efforts to profitably exploit the DCS Licensed Games where it is legally permissible to do so.

        b. Action Gaming shall contribute up to $2,500 per game designed and developed by PDS as reimbursement to PDS for Development Costs.

        8.    Royalties and Taxes.

        a. PDS shall pay to Action Gaming, the amount of:

          i.      The amount of *** per month per DCS Licensed Game placed within a casino or gaming establishment, where the monthly lease rate is *** or less.

          ii.    The amount of *** per month per DCS Licensed Game placed within a casino or gaming establishment, where the monthly lease rate is *** to ***.

          iii.      The amount of *** per month per DCS Licensed Game placed within a casino or gaming establishment, plus *** of the lease rate above ***.

        b. The above Royalties are per month per DCS Licensed Game.

        c. Royalties due Action Gaming shall be paid from the revenues received by PDS from the End Users for the DCS Licensed Games and are due and owing in arrears to Action Gaming thirty (30) days after the end of each calendar quarter.

        d. Royalties shall be due and payable to Action Gaming from PDS as long as DCS Licensed Games are in use by End Users regardless of whether this Agreement has expired or been terminated/cancelled.

        e. Action Gaming's royalty shall be net of all gaming taxes, or other governmental fees applied to DCS Licensed Games.

        9.    General Representations and Warranties of Action Gaming.    Action Gaming hereby represents and warrants to PDS that:

        a. It is an entity duly organized, validly existing and in good standing under the laws of the state of its formation;

        b. It has the corporate power and authority to execute, deliver and perform this Agreement and other instruments and documents required or contemplated herein;

        c. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the corporation, does not and will not require the approval of the shareholders of the corporation and do not and will not contravene the Certificate of Incorporation or by-laws of the corporation, and does not constitute a default of any indenture, contract, agreement, mortgage, deed of trust, document or instrument to which Action Gaming is a party or by which Action Gaming is bound;

        d. The person executing this Agreement on behalf of Action Gaming has been properly authorized to execute the same;

        e. That Action Gaming shall deliver a listing of all current legal actions against the Company, and a summary of the issues thereof, and further warrants there are no suits, actions, proceedings or investigations pending or threatened or any basis therefore which might materially or adversely affect the condition, business or prospects of it or affect the ability of it to perform its obligations under this Agreement or have a material adverse effect upon the financial condition of it or the validity or enforceability of this Agreement;

        f. This Agreement constitutes a valid and legally binding agreement and is enforceable in accordance with its terms, except to the extent that enforcement of any remedies may be limited by applicable bankruptcy, insolvency, general principles of equity or other similar laws affecting generally the enforcement of creditor's remedies;

        g. It is the owner of the Action Gaming Patents and has power and authority to grant the licenses as contemplated herein;

        h. That the Patents it is offering within this Agreement, as to a table games application, to the best of Action Gaming's knowledge do not infringe on any other Patents, not owned or controlled by Action Gaming.

        10.    General Representations and Warranties of PDS.    PDS hereby represents and warrants to Action Gaming that:

        a. PDS is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation;

        b. PDS has the corporate power and authority to execute, deliver and perform this Agreement and other instruments and documents required or contemplated herein;

        c. The execution, delivery and performance of the Agreement has been duly authorized by all necessary action on the part of PDS, do not and will not require the approval of the shareholders of PDS and do not and will not contravene the Certificate of Incorporation or by-laws of PDS, and does not constitute a default of any indenture, contract, agreement, mortgage, deed of trust, document or instrument to which PDS is a party or by which PDS is bound;

        d. The person(s) executing this Agreement on behalf of PDS has or have been properly authorized to execute the same;

        e. That PDS shall deliver a listing of all current legal actions against the Company, and a summary of the issues thereof, and further warrants there are no suits, actions, proceedings or investigations pending or threatened or any basis therefore which might materially or adversely affect the condition, business or prospects of it or affect the ability of it to perform its obligations under this Agreement or have a material adverse effect upon the financial condition of it or the validity or enforceability of this Agreement;

        f. This Agreement constitutes a valid and legally binding agreement and is enforceable in accordance with its terms, except to the extent that enforcement of any remedies may be limited by applicable bankruptcy, insolvency, general principles of equity or other similar laws affecting generally the enforcement of creditor's remedies;

        g. By contract, it is the owner of the PDS Patents and has power and authority to distribute DCS Licensed Games as contemplated herein.

        11.    Breach and Default, Right to Cure.    A party shall be deemed in breach of this Agreement only upon the failure to perform any obligation under this Agreement after receipt of written notice of breach and failure to cure such breach within thirty (30) days thereafter.

        12.    Default Remedies.    Upon default, and with thirty (30) days written notice and failure to cure, the non-defaulting party may proceed immediately to (i) exercise each and all of the powers, rights, and privileges reserved or granted to such party under this Agreement; (ii) seek equitable relief in a court of competent jurisdiction to enjoin a breach of this Agreement where said breach or threatened breach would cause irreparable harm the non-defaulting party, (iii) exercise any other remedies available to a party under the Uniform Commercial Code, if applicable; and/or (iv) exercise any other rights or remedies provided or available to the non-defaulting party at law or in equity. In the event of a default by either party, the non-defaulting party may, at its option, declare this Agreement terminated without further liability or obligation to the defaulting party.

        13.    Property Rights.    The Licensed Games and Licensed Documentation and all property and intellectual property rights therein remain the sole property of Action Gaming. The DCS Licensed Games and all property rights therein shall at all times be and remain the sole property of PDS.

        14.    Cooperation, Additional Agreements.    PDS and Action Gaming agree to cooperate fully and in good faith in accomplishing the transactions contemplated by this Agreement. The parties agree to execute any additional instruments or agreements necessary to effect the intent of this Agreement.

        15.    Audit Rights.    Throughout the Term of this Agreement, Action Gaming shall have the right to request an audit of the books and records of the other to the extent that such books and records, End User contracts are applicable to the revenue flow that is created by this Agreement and to the requesting party's rights and/or obligations under this Agreement. Upon ten (10) days written notice, the audited party shall provide the requesting party such information and back up documentation as the requesting party may request concerning the rights and obligations of the parties herein.

        16.    Limitation of Liability.    In no event will either party be liable to the other party for any incidental, consequential, indirect, special or punitive damages, including without limitation loss of revenue or loss of business.

        17.    Confidentiality (Intellectual Property).

        a. The parties agree that during the Term of this Agreement and continuing perpetually thereafter, neither party shall disclose to any third party or use for any purpose other than those specific purposes set forth in this Agreement, without the prior written consent of the other party any Confidential Information (as defined below) except as provided for herein. For the purposes of this Agreement, "Confidential Information" means all proprietary concepts, designs, customer data bases, documents, information, processes, procedures, data, results, conclusions, know-how and the like (including knowledge of the terms of and actions taken pursuant to this Agreement) which was developed prior to or during the term of this Agreement and which is disclosed, in writing, or in other tangible from which is designated as "Confidential Information" to one party by the other in connection with this Agreement. The parties shall have no obligation with respect to any portion of such Confidential Information which [i] is or later becomes generally available to the public by use, publication or the like, through no fault of the party receiving the Confidential Information; or [ii]is obtained from a third party who had the legal right to disclose the same to the party; or [iii] is already possessed by the party as evidenced by the party's written records, predating receipt thereof from the other party; or [iv] is independently developed by the receiving party without reference to the disclosed information; or [v] is required to be disclosed by law or by any regulatory agency. Such disclosure should be dependent on that third party's execution of a non-disclosure agreement at least as restrictive as the terms contained in this Agreement.

        b. Each party agrees to use all reasonable efforts to ensure that information described in this Section is held in strict confidence. Such steps shall include, but are not limited to, explicitly labeling as "Confidential" all information relating to technology which is considered proprietary and confidential, and requiring all employees and subcontractors who are exposed to such information in connection with this Agreement, to execute an agreement obligating each employee and subcontractor to maintain such information as confidential.

        18.    Confidentiality (Other Information).

        a. Each Party shall not disclose information relating to the operations of the other Party, its affiliates or subsidiaries, to persons other than the management of the Party or to those governmental or regulatory authorities having competent jurisdiction over either Party or it's business, unless the other Party shall have given prior written consent for the release of such information. Either Party may require the other Party to execute a nondisclosure agreement in connection with this Agreement and the other Party, if so requested agrees to execute the same.

        b. PDS and its employees shall keep all statistical, financial, confidential, and/or personal data requested, received, stored or viewed by PDS in connection with this Agreement in the strictest confidence. PDS agrees not to divulge to third parties, without the written consent of Action Gaming, any such information unless: [i] the information is known to PDS prior to obtaining the same; [ii] the information is, at the time of disclosure by PDS, then in the public domain; [iii] the information is obtained by PDS from a third party who did not receive same, directly or indirectly from Action Gaming and who has no obligation of secrecy with respect thereto; or [iv] the information is requested by and divulged to a governmental or regulatory authority having competent jurisdiction over PDS or it's business. PDS further agrees that it will not, without the prior written consent of Action Gaming, disclose to any third party any information developed or obtained by PDS in the performance of this Agreement except to the extent that such information falls within one of the categories described above.

        c. Action Gaming and its employees shall keep all statistical, financial, confidential, and/or personal data requested, received, stored or viewed by Action Gaming in connection with this Agreement in the strictest confidence. Action Gaming agrees not to divulge to third parties, without the written consent of PDS, any such information unless: [i] the information is known to Action Gaming prior to obtaining the same; [ii] the information is, at the time of disclosure by Action Gaming, then in the public domain; [iii] the information is obtained by Action Gaming from a third party who did not receive same, directly or indirectly from PDS and who has no obligation of secrecy with respect thereto; or [iv] the information is requested by and divulged to a governmental or regulatory authority having competent jurisdiction over Action Gaming or it's business. Action Gaming further agrees that it will not, without the prior written consent of PDS, disclose to any third party any information developed or obtained by Action Gaming in the performance of this Agreement except to the extent that such information falls within one of the categories described above.

        19.    Public Relations/Use of Name.    Each party shall have the right to publicize the existence of this Agreement and use the name of the other party with prior written consent of the other party for the furtherance of the interests of this Agreement. Each party agrees to furnish the other party with the exact text to be used in publicity regarding this Agreement and for approval, which shall not be unreasonably withheld, prior to use. Each party agrees to promptly complete a review of the proposed publicity and deliver a response thereto.

        20.    Miscellaneous Provisions

        a.    Advice of Counsel.    The parties each acknowledge that (a) it has not made any representation as to the Federal or State tax implications relating to the transactions contemplated herein, (b) it has thoroughly read and reviewed the terms and provisions of this Agreement and the Exhibits attached hereto, if any, and is familiar with the terms of this Agreement, (c) the terms and provisions contained in this Agreement are clearly understood by it and have been fully and unconditionally consented to by it, (d) it has had full benefit and advice of counsel of its own selection, in regard to understanding the terms, meaning and effect of this Agreement, (e) the execution of this Agreement and related documents is done freely, voluntarily, with full knowledge, and without duress, (f) in executing this Agreement, it is relying on no other representations, either written or oral, express or implied, made to it by any other party to this Agreement, and the consideration received by it under this Agreement has been actual and adequate.

        b.    Amendments or Modifications.    This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

        c.    Assignment.    Neither party may assign license or sublicense or otherwise transfer this Agreement or any or all of the obligations therein, in whole or in part, without the prior written consent of the other. Any such assignment license or sublicense or transfer made without the prior written consent of the other party shall render this entire Agreement null and void.

        d.    Attachments, Exhibits or Schedules.    All attachments, exhibits or schedules to this Agreement, if any, are fully incorporated herein as though set forth at length.

        e.    Attorneys' Fees.    Except as may otherwise be provided for in this Agreement, should either party hereto employ an attorney for the purpose of enforcement or construing this Agreement, or any judgment based upon this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all attorneys' fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the costs of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in such proceeding..

        f.    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective, permitted successors, heirs, executors, administrators, assigns, and all persons claiming by, through or under them.

        g.    Captions, Headings and Titles.    The captions, headings and titles of the various sections of this Agreement are for convenience only and are not to be construed as confining or limiting in any way the scope or intent of the parties or the provisions hereof. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

        h.    Compliance with All Laws.    Each party undertakes to the other not to violate any law or regulation including, without limitation, any gaming law or regulation or to engage in any act or omission which tends to bring discredit upon the gaming industry or otherwise jeopardizes the other party's ability to engage in business with businesses licensed by any applicable regulatory authorities This Agreement may be modified to exclude a specific gaming jurisdiction, if such regulatory agency, specifically finds non-compliance of its laws, or renders a negative judicial ruling specifically applying to the Casino Games Licensed within this Agreement.

        i.    Conduct.    Action acknowledges that PDS, its subsidiaries and affiliates, are active in the finance and gaming industry and that PDS and its subsidiaries and affiliates are subject to regulation and licensing and desire to maintain their reputation and receive positive publicity. Action Gaming therefore agrees that throughout the term of this Agreement, Action Gaming "s directors, officers and managers will use their best efforts to conduct themselves in a manner which is not contrary to the best interests of, nor in any manner that adversely affects or is detrimental to, PDS, its subsidiaries or affiliates, and will not directly or indirectly make any oral, written or recorded private or public statement or comment that is disparaging, critical, defamatory or otherwise not in the best interests of PDS or its subsidiaries or affiliates. The same conduct shall apply to PDS, as it relates to its relationship with Action Gaming.

        j.    Counterparts.    This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts together shall constitute but one and the same document.

        k.    Effective Only Upon Execution by Authorized Officers.

          i.      This Agreement shall have no force or effect and shall be unenforceable until a duly authorized officer of each party executes it and such executed Agreement is delivered to the other party.

          ii.    No representations made by any First Party's salespersons or anyone else shall be binding unless incorporated herein in writing. This Agreement, although it may be signed or acknowledged by a salesperson of First Party, shall not be binding upon First Party for any purpose until an authorized officer of First Party executes the same.

        l.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, negotiations, representations or understandings, whether written or oral, between the parties hereto relating to the subject matter of this Agreement. Any prior agreements, promises, negotiations, representations or understandings, either oral or written, not expressly set forth in this Agreement shall no force or effect.

        m.    Force Majeure.    Neither party shall be deemed to be in violation of this Agreement if it is prevented from performing any of its obligation hereunder for any reason beyond its control, including, without limitation, strikes, acts of God, civil or military authority, act of public enemy, or accidents, fires, explosions, earthquakes, floods, winds, or other serious cause beyond the reasonable control of either party. In such event the intervening cause must not be through the fault of the party asserting such an excuse. The party asserting the excuse must promptly notify the other party of the existence of an intervening cause, and the excused party is obligated to promptly perform in accordance with the terms of this Agreement after the intervening cause ceases.

        n.    Non-foreign Person(s).    Neither party is a "foreign person" as that term is defined in Section 1445(f) of the Internal Revenue Code and the applicable provisions of the applicable state, if any, and the regulations issued thereunder, as amended, or any successor thereto.

        o.    Further Assurances.    The parties further covenant and agree to do, execute and deliver, or cause to be done, executed and delivered, and covenant and agree to use their best efforts to cause their successors and assigns to do, execute and deliver, or cause to be done, executed and delivered, all such further acts, transfers and assurances, for implementing the intention of the parties under this Agreement, as the parties reasonably shall request. The parties agree to execute any additional instruments or agreements necessary to effect the intent of this Agreement.

        p.    Governing Law.    The substantive and procedural laws of the State of Nevada shall govern the validity, construction, interpretation, performance and enforcement of this Agreement and the parties agree to jurisdiction in Nevada without reference to its conflict of laws provisions. The parties also hereby agree that any action and/or proceeding in connection with this Agreement shall only be brought in the venue of Clark County, Nevada.

        q.    Governmental Regulations.    Notwithstanding anything in this Agreement to the contrary, in the event any federal, state, local or other governmental body's statutes, laws, rules, or regulations are enacted/promulgated, the impact of which will materially impact the methods and/or costs of either party under this Agreement, then, in that event, either party, upon written notice to the other party, may request a renegotiation of this Agreement. Any modifications to this Agreement resulting from such renegotiation shall become effective on the latest date as permitted by the governmental body. In the event the parties are unable to reach a satisfactory agreement during said renegotiations, the party effected by the enactment of such legislation shall have the right to cancel this Agreement at any time by not less than sixty (60) days prior written notice to the other party, whereupon this Agreement shall be null and void.

        r.    Independence of Parties.    All persons hired or employed by each party in the discharge of this Agreement shall be considered employees of that party and not of any other party to this Agreement and shall be solely and exclusively under the hiring or employing party's direction and control. Neither party nor any of its employees [i] shall be held or deemed in any way to be an agent, employee or official of the other party, or [ii] shall have the authority to bind the other party in any manner whatsoever. Each party further agrees to have all persons employed by it properly covered by worker's compensation or employer's liability insurance, as required by law and to assume and pay at its own cost all taxes and contributions required by an employer under any and all unemployment insurance, old age pensions, and other applicable so-called Social Security Acts.

        s.    License and Permits.    Each party shall obtain and maintain on an active and current basis, all licenses, permits, registrations, approvals and other authority as may be required from any applicable federal, state, tribal and local governments and agencies having jurisdiction over the subject matter of this Agreement.

        t.    No Joint Venture, Partnership or Agency Relationship.    This Agreement shall not create any joint venture or partnership between the parties. Nothing contained in this Agreement shall confer upon either party any proprietary interest in, or subject a party to any liability for or in respect of the business, assets, profits, losses or obligations of the other. Nothing herein contained shall be read or construed so as to make the parties a partnership, nor shall anything contained herein be read or construed in any way to restrict the freedom of either party to conduct any business or activity whatsoever without any accountability to the other party. Neither party shall be considered to be an agent or representative of the other party or have any authority or power to act for or undertake any obligation on behalf of the other party except as expressly authorized by the other party in writing. Any such unauthorized representation or action shall be considered a breach of this Agreement.

        u.    Non-Party Beneficiaries.    Nothing herein, whether express or implied shall be construed to give any person other than the parties, and their successors and permitted assigns, any legal or equitable right, remedy of claim under or in respect of this Agreement; but this Agreement shall be held to be for the sole and exclusive benefit of the parties, and their successors and assigns.

        v.    Notices.    Except as otherwise required by law, all notices required herein shall be in writing and sent by prepaid certified mail or by courier, addressed to the party at the address of the party specified herein or such other address designated in writing. Notices are deemed to have been received when actually received.

        w.    Privileged Licenses.

          i.      Action Gaming considers itself a Games Inventor and is not required to be licensed by any regulatory gaming agency to this date. If in the future, any regulatory gaming agency requests

  Action Gaming to be licensed within any said gaming jurisdiction, Action Gaming shall make a determination within 30 days of receiving such a request. If it chooses not to be licensed, then this Agreement, where applicable, shall be renegotiated to that specific jurisdiction in question. [Action Gaming makes the declaration that its primary shareholder has been licensed in gaming jurisdictions historically, but wishes to avoid the associated costs with gaming licensure, and the subsequent possibility of domino-effect registration in other gaming jurisdictions.] PDS shall make no attempt to act on behalf of Action Gaming, and file any notice with any gaming regulatory agency for any reason whatsoever, without the expressed and written permission of Action Gaming.

          ii.    Action Gaming further acknowledges its understanding that it is illegal for a denied gaming license applicant or a revoked gaming licensee, or a business entity under such a person's control, to enter or attempt to enter into a contract with PDS, its parent company, subsidiaries or any affiliate, without the prior approval of the Nevada Gaming Commission. Action Gaming affirms that it is not such a person or entity and that it is not under the control of such a person; and agrees that this Agreement is subject to immediate termination by PDS, without further liability to Action Gaming, if Action Gaming is or becomes such a person or entity or is under the control of such a person.

          iii.      Action Gaming will have the right if it so chooses to immediately terminate this Agreement without liability if PDS, or any of its officers, directors, or majority shareholders are indicted or fined by any gaming regulatory agency, or securities agencies, or taxing or government agency.

          iv.    PDS will have the right if it so chooses to immediately terminate this Agreement without liability if Action Gaming, or any of its officers, directors, or majority shareholders are indicted or fined by any gaming regulatory agency, or securities agencies, or taxing or government agency.

          v.    PDS enters into this Agreement acknowledging that the Action Gaming is receiving only royalty income from licensure of its patented games, and is in no other way participating in percentage of revenue generated from the table game operations.

        x.    Pronouns.    Masculine or feminine pronouns shall be substituted for the neuter form and vice versa, and the plural shall be substituted for the singular form and vice versa, in any place or places herein in which the context requires such substitution or substitutions.

        y.    Regulatory Approvals.    Certain transactions contemplated by this Agreement may require the approval of governmental regulatory authorities. Those transactions are entirely conditional upon and subject to the prior approval of such authority. If the transactions are not so approved, they shall be null and void ab initio. The parties shall cooperate with one another and move promptly with due diligence and in good faith to request any required or appropriate regulatory approvals. If the action or inaction of any governmental regulatory authority renders the parties unable to consummate any transaction contemplated by this Agreement which thereby denies a party a material benefit contemplated by this Agreement resulting in the unjust enrichment of the other party, the parties shall negotiate in good faith an amendment to this Agreement which fairly compensates the party denied the benefit.

        z.    Severability.    Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

        aa.    Waiver.    The failure of any party to insist, in any one or more instances, upon performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right or power.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

"PDS"		"Action Gaming"

PDS FINANCIAL CORPORATION and its affiliates and subsidiaries		ACTION GAMING, INC.

By:	/s/ PETER D. CLEARY	By:	Ernest W. Moody
Print Name: Peter D. Cleary		Print Name: Ernest W. Moody
Its: President		Its: President

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Exhibit 10.25
LICENSE AGREEMENT
RECITALS